July 26, 2001
Nicholas Fund, Inc.
700 North Water Street
Milwaukee, WI 53202

Gentlemen:

We have acted as counsel to Nicholas Fund, Inc. ("Fund"), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and amendments thereto ("Registration Statement"), relating to the registration of the common stock of the Fund ("Common Stock") under the Securities Act of 1933, as amended.

We have reviewed the Articles of Incorporation and By-Laws of the Fund and the Registration Statement; we have also reviewed such corporate records and other documents and have made such examinations of law as we have deemed necessary for purposes of the opinion hereinafter expressed. We have assumed without independent verification the genuineness of signatures and the conformity with originals of all documents submitted to us as copies. Based upon the foregoing, we are of the opinion that:

		1.	The Fund is a corporation, duly organized and legally
                        existing under the laws of the State of Maryland.

		2.	The Fund is authorized to issue up to two hundred
                        million (200,000,000) shares of Common Stock, par value $.50 per share, including those shares currently issued and outstanding.

		3.	The shares of Common Stock to be offered for sale
                        pursuant to the Registration Statement have been duly authorized and, upon the effectiveness of Post-Effective Amendment No. 48 to the Registration Statement and compliance with applicable federal and state securities laws and regulations, when sold, issued (within the limits authorized under the Articles of Incorporation of the Fund) and paid for as contemplated in the Registration Statement, such shares will have been validly and legally issued, fully paid and non-assessable.

		4.	Post-Effective Amendment No. 48 to the Registration
                        Statement does not contain any disclosures which would render it ineligible to become effective under Rule 485(b) under the Securities Act of 1933.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the prospectus comprising Part A and elsewhere in the Registration Statement.

                                               Sincerely yours,

                                           /s/ DAVIS & KUELTHAU, S.C.
                                               DAVIS & KUELTHAU, S.C.